Exhibit 10.8

PURE STORAGE, INC.

September 14, 2010

Scott Dietzen

Re:	Executive Employment Terms

Dear Scott:

On behalf of the Board of Directors (the “Board”) of PURE Storage, Inc. (the “Company”), I am pleased to offer you employment at the Company on the terms set forth in this offer letter agreement (the “Agreement”). Your employment shall commence on a date mutually agreed between you and the Company.

Employment and Board Positions and Duties

You will be employed in the executive positions of President and Chief Executive Officer, and you shall perform the duties of such positions as are customary, as specified in the Bylaws of the Company, and as may be required by the Board. You will report to the Board and you will be based in the Company’s corporate headquarters.

During your employment with the Company, you will devote your full-time best efforts and business time and attention to the business of the Company.

Your employment relationship with the Company shall also be governed by the general employment policies and practices of the Company (except that if the terms of this letter differ from or are in conflict with the Company’s general employment policies or practices, this letter will control), and you will be required to abide by the general employment policies and practices of the Company. The Board reserves the right to change your position, duties, reporting relationship, work location, and the Company’s general employment policies and procedures, from time to time in its discretion.

Base Salary and Employee Benefits

Your base salary will be paid at the initial rate of $16,666.67 per month (an annual rate of $200,000.00), less payroll deductions and withholdings. You will be paid your base salary on a semi-monthly basis, on the Company’s normal payroll schedule. As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and positions. You will not be eligible for overtime premiums.

As a regular, full-time employee, you will be eligible to participate in the Company’s standard employee benefits (pursuant to the terms and conditions of the benefit plans and applicable policies), as and when the Company adopts such benefit plans and programs. The Company may change its compensation and benefits from time to time in its discretion.

Scott Dietzen

September 14, 2010

Annual Performance Bonus

In this position you will be eligible to earn an annual performance bonus of up to $50,000.00 which will be prorated for 2010 based on your length of employment in 2010. Following the close of each calendar year, the Board will determine whether you have earned a performance bonus, and the amount of any performance bonus, based on your performance and the Company’s performance over the year. No amount of the annual bonus is guaranteed, and you must be an employee in good standing on the bonus payment date to be eligible to receive a bonus; no partial or prorated bonuses will be provided. The annual performance bonus, if earned, will be paid no later than March 15 of the calendar year after the year to which it relates. Your base salary and bonus eligibility will be reviewed on an annual or more frequent basis by the Board (or any authorized committee thereof), and are subject to change in the discretion of the Board (or any authorized committee thereof).

Stock Options

Subject to approval by the Company’s Board of Directors (the “Board”), the Company shall grant you an option under the PURE Storage, Inc. 2009 Equity Incentive Plan (the “Equity Plan”) to purchase 1,057,368 shares of the Company’s Common Stock (the “Option”) at fair market value as determined by the Board as of the date of grant. Your option grant represents approximately 7% of the Company’s fully diluted outstanding shares as of the date of this letter. You will be permitted to early exercise your Option. Your grant agreement for the Option will include a four-year vesting schedule subject to your continuous service to the Company (as defined in the Equity Plan), under which the shares subject to the Option will vest in monthly installments equal to 1/48th of all shares beginning with the first monthly anniversary of the vesting commencement date and continuing on a monthly basis thereafter, subject to your continuous service. In addition, if, on or within twelve (12) months after a Change in Control (as defined below), your employment with the Company terminates either by the Company (or its successor) other than for Cause (as defined below), or by you due to a resignation for Good Reason (as defined below), then all outstanding shares subject to the Option shall vest in full effective as of your termination or resignation date. Notwithstanding the foregoing, as a pre-condition of the accelerated vesting referenced in the immediately preceding sentence, you will be required to timely sign, date and return to the Company (or its successor), and to not subsequently revoke, a general release of all known and unknown claims in the form provided to you by the Company.

For purposes of the above paragraph, the following definitions shall apply:

(1) Change in Control. A “Change in Control” shall mean the following: (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that the foregoing shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof; or (C) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

Scott Dietzen

September 14, 2010

(2) Cause. “Cause” for the Company (or any acquiror or successor in interest thereto) to terminate your employment shall exist if any of the following occurs: (A) your conviction (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, dishonesty or moral turpitude; (B) your commission or attempted commission of or participation in a fraud or act of dishonesty or misrepresentation against the Company; (C) your material violation of any contract or agreement between you and the Company, including without limitation, material breach of your Confidential Information Agreement (defined below), or of any Company policy, or of any statutory duty you owe to the Company; (D) your inability to perform your duties due to your permanent disability or death; or (E) your conduct that constitutes gross insubordination, incompetence or habitual neglect of duties, provided, however, that the action or conduct described in this clause (E) will constitute “Cause” only if such action or conduct continues after the Board has provided you with written notice thereof and thirty (30) days opportunity to cure the same (provided that the Board is not obligated to provide such written notice and opportunity to cure if the action or conduct is not reasonably susceptible to cure). The determination that a termination is for Cause shall be made by the Board in its sole discretion.

(3) Definition of Good Reason. A resignation for “Good Reason” shall mean a resignation of your employment within ninety (90) days after the occurrence of any of the following events taken without your written consent which is not corrected within thirty (30) days after the Company (or any successor thereto) receives written notice from you that any of the following events have occurred (which notice must be provided to the Company by you within thirty (30) days after the occurrence of such event) and that you assert that grounds for a resignation for Good Reason exist as a result: (A) a material diminution of your duties, position or responsibilities, provided, however, a mere change in title or reporting relationship following a Change of Control will not by itself constitute “Good Reason” for your resignation, and further provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring entity will not by itself result in a “diminution;” (B) a reduction by the Company in your base salary as in effect immediately prior to such reduction by more than ten percent (10%) (unless such reduction is made pursuant to an across the board reduction applicable to senior executives of the Company); or (C) the relocation of your assigned office location resulting in an increase in your one-way commuting distance from your residence by at least forty-five (45) miles.

The Option will be governed by the terms of the Equity Plan and its grant agreement (which will incorporate the above vesting acceleration terms).

In response to our discussions concerning availability of equity under the Company’s Equity Plan for issuance of option grants to employees (including new hires), the Board will consider, at the first Board meeting following your hire, an increase of the equity pool under the Equity Plan of three percent (3%) of the Company’s fully diluted shares.

Compliance With Confidential Information Agreement and Company Policies

As a condition of employment, you must sign and comply with the Company’s standard form of Employee Confidential Information and Inventions Assignment Agreement (the “Confidential Information Agreement”) which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations. In addition, you will be expected to abide by the Company’s rules and policies, as may be changed from time to time within the Company’s sole discretion.

Scott Dietzen

September 14, 2010

Protection of Third Party Information

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises, or use in the performance of your duties, any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Outside Activities

Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. Subject to the restrictions set forth herein and with the prior written consent of the Board, you may serve as a director of other corporations and may devote a reasonable amount of your time to other types of business or public activities not expressly mentioned in this paragraph. The Board may rescind its consent to your service as a director of all other corporations or participation in other business or public activities, if the Board, in its sole discretion, determines that such activities compromise or threaten to compromise the Company’s business interests or conflict with your duties to the Company.

During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

At-Will Employment Relationship

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause, and with or without advance notice. Your employment at-will status can only be modified in a written agreement approved by the Board and signed by you and a duly authorized Member of the Board.

Dispute Resolution

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in Palo Alto, California conducted by JAMS, Inc.

Scott Dietzen

September 14, 2010

(“JAMS”) or its successor, under JAMS’ then applicable rules and procedures for employment disputes. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (1) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (2) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall bear JAMS’ arbitration fees and administrative costs in excess of the court filing fees that you would be required to pay if the dispute was litigated in civil court. Nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

Miscellaneous

As required by federal law, this offer is contingent upon satisfactory proof of your identity and right to work in the United States. This letter, together with your Confidential Information Agreement (which shall be provided to you by the Company), forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s or Board’s discretion in this letter, require a written modification approved by the Board and signed by a duly authorized Member of the Board. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

Scott Dietzen

September 14, 2010

Please sign and date this letter and return it to me as soon as practicable if you wish to accept employment at the Company under the terms described above. I would be happy to discuss any questions that you may have about these terms.

We are delighted to be making this offer and the Board looks forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Michael Speiser
Mike Speiser
Member, Board of Directors

Understood and Accepted:

/s/ Scott Dietzen Scott Dietzen	September 14, 2010 Date